EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement (Form S-4/A) of Verizon Communications Inc. (“Verizon”) for the registration of shares of its common stock, and to the incorporation by reference therein of our reports dated February 21, 2017, with respect to the consolidated financial statements of Verizon and the effectiveness of internal control over financial reporting of Verizon, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2016, and the financial statement schedule of Verizon included therein filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 22, 2017